KPMG LLP Suite 600 205 North 10th Street Boise, ID 83702-5798 KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. Consent of Independent Registered Public Accounting Firm We consent to the use of our reports dated July 23, 2025, with respect to the consolidated financial statements of Lamb Weston Holdings, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference. Boise, Idaho February 5, 2026